Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.
Investor Relations
Jane Green
415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces First Quarter 2014 Financial Results

Conference Call Today at 5:00 pm ET

Los Angeles, CA - May 8, 2014 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) today announced financial results for the quarter ended March 31, 2014.

For the quarter ended March 31, 2014, the Company incurred a net loss of $3.2 million, or $0.05 per basic and diluted share, compared to a net loss of $5.0 million, or $0.10 per basic and diluted share for the quarter ended March 31, 2013. The net loss for the most recent quarter reflects a charge of $416,000 related to the revaluation of the Company's warrant derivatives. For the comparison quarter ended March 31, 2013, the Company recorded a charge of $2.6 million related to the revaluation of the Company's warrant derivatives.

The Company reported that cash used in operations during the first quarter of 2014 was $2.6 million compared to $2.2 million during the first quarter of 2013. The increase in cash usage reflects the ramp-up of clinical trial expenses associated with the Company's ICT-121 and ICT-140 clinical trial activities. In addition, the Company will continue to incur expenses related to the ICT-107 phase II clinical trial patient follow-up and data analysis. As of March 31, 2014, the Company had $25 million in cash.

"In the first quarter of 2014, we continued to advance our development pipeline, increase our phase III readiness and lay the groundwork for potential next clinical and regulatory steps in our ICT-107 program in newly diagnosed glioblastoma," said Andrew Gengos, ImmunoCellular Chief Executive Officer. "A highlight of the quarter was the acceptance of our abstract on the phase II ICT-107 results for an oral presentation at the upcoming ASCO meeting, the largest and most prestigious gathering of oncology experts worldwide. Being prominently featured in an oral session can provide us with a valuable opportunity to discuss the updated ICT-107 phase II results with key opinion leaders in the neuro-oncology global community, as well as potential pharmaceutical partners, during, and in conjunction with, our presentation. The matured data we intend to present may provide more insight into potential survival differences among different trial subgroups, and could help us to identify target populations we may want to focus on in a phase III trial. Plans are also well underway for discussions with regulatory agencies in the US and in Europe later this summer, with the goal of clarifying the path forward for ICT-107 in these major markets. Our ICT-121 and ICT-140 programs are also progressing, and we intend to meet with investigators for both of these programs at ASCO."

Conference Call Today

ImmunoCellular is holding a conference call and webcast today at 5:00 pm ET to discuss first quarter 2014 financial results and provide a business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL: (877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 35787411

WEBCAST: Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular's website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized, the timing and outcome of our planned end-of-phase-II meeting with the FDA and whether or not we may be in a position start a phase III study in 2014. Additional risks and uncertainties are described in IMUC's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.